NOW, THEREFORE, BE IT RESOLVED, that, effective January 1, 1995, the second sentence of Section 3.01 of Article III of the Company's By-laws be and it hereby is amended in its entirety to provide as follows:

             The number of directors of the corporation shall be twelve (12).

             FURTHER RESOLVED that Section 4.05 of Article IV of the Company's By-laws be amended, effective January 1, 1995, to provide in its entirety as follows:

             4.05. Chairman of the Board. The Chairman of the Board shall, when present, preside at all Annual Meetings and Special Meetings and at all meetings of the Board of Directors. He shall perform such other duties and functions as shall be assigned to him from time to time by the Board of Directors or in these by-laws. Except where by law the signature of the President of the corporation is required, the Chairman of the Board shall possess the same power and authority as the President to sign, execute and acknowledge, on behalf of the corporation, all deeds, mortgages, bonds, stock certificates, contracts, leases, reports and all other documents or instruments and shall have such additional power to sign, execute and acknowledge, on behalf of the corporation, as may be authorized by resolution of the Board of Directors.

             FURTHER RESOLVED, that Section 4.06 of Article IV of the Company's By-laws be amended, effective January 1, 1995, to provide in its entirety as follows:

             4.06 President. The President shall be the chief executive officer of the corporation and, subject to the control of the Board of Directors, shall in general supervise and control all of the business and affairs of the corporation. He shall have authority, subject to such rules as may be prescribed by the Board of Directors, to appoint such agents and employees of the corporation as he shall deem necessary, to prescribe their powers, duties and compensation, and to delegate authority to them. Such agents and employees shall hold office at the discretion of the President. He shall have authority to sign, execute and acknowledge, on behalf of the corporation, all deeds, mortgages, bonds, stock certificates, contracts, leases, reports and all other documents or instruments necessary or proper to be executed in the course of the corporation's regular business, or which shall be authorized by resolution of the Board of Directors; and, except as otherwise provided by law or the Board of Directors, he may authorize any Vice President or other officer or agent of the corporation to sign, execute and acknowledge such documents or instruments in his place and stead. In general he shall perform all duties incident to the office of President and such other duties as may be prescribed by the Board of Directors from time to time.